EXHIBIT 99.01

                     Wednesday March 4, 8:11 am Eastern Time
                              Company Press Release

             Saks Holdings Announces 95% Increase in Fiscal 1997 Pro
                                Forma Net Income

                  Company Also Announces February Sales Results

NEW YORK--(BUSINESS WIRE)--March 4, 1998--Saks Holdings, Inc. (NYSE: SKS - news), the holding company for Saks Fifth Avenue, today announced financial results for its fourth quarter and fiscal year ended January 31, 1998 and sales results for the four weeks ended February 28, 1998.

FOURTH QUARTER AND FISCAL 1997 RESULTS

For the fourth quarter of 1997, pro forma net income was $38.6 million, an increase of 39% from pro forma net income of $27.7 million for the same period in 1996. Pro forma basic earnings per share for the fourth quarter of 1997 increased 39% to $0.61 from $0.44 in the same period last year, and pro forma diluted earnings per share increased 38% to $0.58 from $0.42. As previously announced, total sales in the fourth quarter of 1997 were $671.6 million, an increase of 11.9% from the same period in 1996 and comparable sales increased 5.2%.

In the fourth quarter, the Company also recorded $290 million of income, or $4.10 per diluted share, related to the recognition of its net operating loss carryforwards (NOL). As a result of this recognition, the Company began reporting its earnings net of an approximate 41% annual effective tax rate in the fourth quarter of fiscal 1997. The NOL will continue to offset future cash income taxes other than alternative minimum tax liability and state income taxes in certain locations until approximately 2001.

Philip B. Miller, Chairman and Chief Executive Officer, stated, "During the fourth quarter, we achieved double digit sales and earnings increases, which were in line with our expectations. These results, coupled with our solid third quarter performance, resulted in a strong fall season."

For fiscal 1997, pro forma net income was $55.8 million, an increase of 95% from pro forma net income of $28.6 million in fiscal 1996. Pro forma basic earnings per share for fiscal 1997 increased 96% to $0.88 from $0.45 in fiscal 1996, and pro forma diluted earnings per share increased 98% to $0.87 from $0.44. As previously announced, total sales for fiscal 1997 were $2,193 million, an increase of 12.8% from fiscal 1996 and comparable sales increased 3.8%.

Mr. Miller continued, "Our merchandising, marketing and real estate strategies continued to propel our growth in fiscal 1997, enabling us to increase our square footage by 12%, grow our


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sales by almost 13% and nearly double our earnings over last year's levels. We are optimistic that the continued successful execution of these strategies will enable us to grow our earnings by 25% to 30% in each of 1998 and 1999."

Saks completed its initial public offering on May 22, 1996. Pro forma results for fiscal 1996 and 1997 assume the offering had been completed at the beginning of fiscal 1996, exclude extraordinary charges related to the early extinguishment of debt and non-recurring management fees and assume the Company's profits are taxed at a 41% effective tax rate in all periods. Pro forma 1997 net income also excludes the aforementioned recognition of net operating loss carryforwards.

In other developments since the beginning of the fourth quarter of 1997, Saks Holdings, Inc.: on November 7, opened a 34,000 square foot Off 5th store in Tempe, Arizona; on November 14, opened a 50,000 square foot Main Street store in Austin, Texas; on November 21, opened a 30,000 square foot Off 5th store as part of its full-line store in Dearborn, Michigan; on December 11, opened a 46,000 square foot Main Street store in La Jolla, California; on January 15, announced the appointment of Jeanne B. Daniel to Executive Vice President - Merchandising; on February 12, opened a 50,000 square foot Main Street store in Blackhawk, California; and tomorrow, March 5, will officially open its seventh Main Street store, a 47,000 square foot store in Santa Barbara, California.

FEBRUARY SALES RESULTS

Separately, Saks Holdings, Inc. today announced that total sales for the four weeks ended February 28, 1998, increased 4.8% to $152.5 million over the four weeks ended March 1, 1997. Comparable sales decreased 3.3%.

Mr. Miller stated, "While we are encouraged by the initial sell-throughs of our spring collections, our early February sales were adversely affected by inclement weather in California and Florida, which account for nearly 30% of our sales, as well as a planned shift in our promotional calendar. As a result, full-line, resort and main street stores posted a 3.2% comparable sales decrease. In addition, Off 5th sales trends improved, as it reported a 3.9% comparable sales increase and Folio reported a double digit sales decrease primarily due to planned reduced mailings."

Saks Fifth Avenue was founded in 1924. Today, the company comprises 41 full-line stores, led by its landmark flagship on New York's Fifth Avenue, eight resort stores and six main street stores. In addition, Saks operates 43 Off 5th stores and Folio, a separate direct mail business.

Statements in this release referring to expectations as to the future sales, earnings and business strategies are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks, uncertainties and other factors that may cause the actual results to be materially different from such forward-looking statements. Such factors include, among others, levels of store sales and


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traffic, general economic conditions in those areas in which Saks operates, competitive influences, changes in consumer preferences, the weather and the availability of capital. For more information, see the Company's filings with the Securities and Exchange Commission.

Wednesday March 4, 8:31 am Eastern Time
Company Press Release


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                               SAKS HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands except for per share amounts)

                                                          13 weeks ended
                                                     1/31/98            2/1/97
                                                   (Unaudited)       (Unaudited)

Net sales                                           $ 671,639         $ 600,346
Cost of sales, including buying
  and occupancy                                      (461,150)         (406,857)
      Gross margin                                    210,489           193,489
Selling, general and
  administrative expenses                            (128,685)         (132,335)
      Management fees                                       0                 0
Operating income                                       81,804            61,154
      Interest expense, net                           (16,463)          (14,193)

      Pre-tax income from operations
        before extraordinary credit
           (charge)                                    65,341            46,961
Income taxes
      Income tax (provision) benefit                  (38,246)             (275)
      Recognition of NOL
        carryforwards                                 290,000                 0
Total income taxes (provision)
           benefit                                    251,754              (275)
      Income before extraordinary
        credit (charge)                               317,095            46,686
Extraordinary credit (charge) - loss
  on early extinguishment of debt                       1,374            (2,951)
      Net income                                    $ 318,469         $  43,735

      Earnings per share before
        extraordinary credit (charge):
            Basic                                       $4.98             $0.74
            Diluted                                     $4.52             $0.68

      Weighted average shares
        outstanding:
            Basic                                      63,659            63,213
            Diluted                                    70,722            70,987


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                                                          13 weeks ended
                                                     1/31/98            2/1/97
                                                   (Unaudited)       (Unaudited)

Supplemental information:

      Reported net income                           $ 318,469         $  43,735

      Pro forma adjustments:
            Management fee                                  0                 0
            Interest savings - IPO                          0                 0
            Income taxes                               11,456           (18,979)
            Recognition of NOL
              carryforwards                          (290,000)                0
            Extraordinary credit
              (charge)                                 (1,374)            2,951
Pro forma net income before extra-
  ordinary credit (charge)                          $  38,551         $  27,707

Pro forma net income per share fully
  taxed:
      Basic                                             $0.61             $0.44
      Diluted                                           $0.58             $0.42
Pro forma weighted average shares
  outstanding:
      Basic                                            63,659            63,213
      Diluted                                          70,722            70,987


                                                          52 weeks ended
                                                     1/31/98            2/1/97
                                                   (Unaudited)       (Unaudited)

Net sales                                        $ 2,192,747        $ 1,944,862
Cost of sales, including buying
  and occupancy                                   (1,533,465)        (1,347,653)
      Gross margin                                   659,282            597,209
Selling, general and
  administrative expenses                           (506,129)          (486,829)
      Management fees                                      0             (1,000)
Operating income                                     153,153            109,380
      Interest expense, net                          (58,608)           (72,215)

      Pre-tax income from operations
        before extraordinary credit
        (charge)                                      94,545             37,165


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                                                          52 weeks ended
                                                     1/31/98            2/1/97
                                                   (Unaudited)       (Unaudited)

Income taxes
      Income tax (provision) benefit                  (38,763)             (275)
      Recognition of NOL                              290,000                 0
        carryforwards
      Total income taxes (provision)
        benefit                                       251,237              (275)
      Income before extraordinary
        credit (charge)                               345,782            36,890
Extraordinary credit (charge) - loss
  on early extinguishment of debt                      (1,978)          (12,746)
      Net income                                    $ 343,804         $  24,144

      Earnings per share before
        extraordinary credit (charge):
             Basic                                      $5.45             $0.64
             Diluted                                    $5.02             $0.63

      Weighted average shares
        outstanding:
            Basic                                      63,483            57,722
            Diluted                                    70,730            58,840

Supplemental information:

      Reported net income                           $ 343,804         $  24,144
      Pro forma adjustments:
            Management fee                                  0             1,000
            Interest savings - IPO                          0            10,226
      Income taxes                                          0           (19,565)
      Recognition of NOL
        carryforwards                                (290,000)                0
      Extraordinary credit
        (charge)                                        1,978            12,746
Pro forma net income before extra-
  ordinary credit (charge)                          $  55,782         $  28,551
Pro forma net income per share fully
  taxed:
      Basic                                             $0.88             $0.45
      Diluted                                           $0.87             $0.44
Pro forma weighted average shares
  outstanding:
      Basic                                            63,483            63,228
      Diluted                                          64,089            64,346


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

                               SAKS HOLDING, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                  January 31,   February 1, 1997
                                                     1998             1997

ASSETS:

Current assets:
      Cash and cash equivalents                   $   11,468      $   52,955
      Accounts receivable, net                        69,696          42,195
      Merchandise inventories                        543,113         435,666
      Other current assets                           106,128          69,791

            Total current assets                     730,405         600,607

Property and equipment, net                          941,098         824,080

Intangibles and other assets                         107,099         148,176

Deferred tax asset                                   323,793               0

            Total assets                          $2,102,395      $1,572,863


LIABILITIES AND SHAREHOLDERS' EQUITY:

Current Liabilities:
      Accounts payable, trade                     $  183,604      $  146,462
      Accrued liabilities                            135,888         139,681
      Taxes other than income taxes                   19,681          13,241
      Current portion of long-term
        debt and capital lease
        obligations                                    4,458           5,437
      Income taxes payable                             3,249             375

            Total current liabilities                346,916         305,196

Long-term debt                                       713,591         591,841
Obligations under capital leases                     114,554         111,189
Other non-current liabilities                         47,437          35,967

            Total liabilities                      1,222,498       1,044,193

Shareholders' equity                                 879,897         528,670

Total liabilities & shareholders' equity
                                                  $2,102,395      $1,572,863


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